Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Executes Contract to Sell Hotel Zoe Fisherman’s Wharf

Bethesda, MD, October 16, 2023 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) announced today that it executed a contract to sell the 221-room Hotel Zoe Fisherman’s Wharf in San Francisco, California for $68.5 million to a third party. The property sale is subject to normal closing conditions. The Company offers no assurances that the sale will be completed on these terms or at all. The sale is targeted to be completed later in the fourth quarter of 2023.

For the trailing twelve months ended September 30, 2023, the hotel’s net loss is estimated at ($1.2) million, its net operating income is estimated at $2.2 million, and its earnings before interest, taxes, depreciation and amortization (“EBITDA”) is estimated at $2.7 million. The $68.5 million sales price reflects a 25.0x EBITDA multiple and a 3.2% net operating income capitalization rate (assuming a capital reserve of 4.0% of total hotel revenues).

Proceeds from the sale of Hotel Zoe Fisherman’s Wharf will be used for general corporate purposes, including reducing the Company’s outstanding debt and repurchasing the Company’s common and preferred shares.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 47 hotels, totaling approximately 12,200 guest rooms across 13 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “estimated” and “will” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. The description of the Company’s intention to sell a hotel property and the intended use of proceeds are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, the operating performance of our hotels and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.

All information in this press release is as of October 16, 2023. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Hotel Zoe Fisherman’s Wharf
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Estimated September 2023 Trailing Twelve Months
(Unaudited, in millions)

Twelve Months Ended
September 30,
2023

Hotel net income	($1.2)

Adjustment:
Depreciation and amortization	3.9

Hotel EBITDA	$2.7

Adjustment:
Capital reserve	(0.5)

Hotel Net Operating Income	$2.2

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented estimated trailing twelve-month hotel EBITDA and estimated trailing twelve-month hotel net operating income after capital reserves because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s estimated trailing twelve-month EBITDA and estimated trailing twelve-month net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s estimated trailing twelve-month EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.